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                                                                    EXHIBIT 99.1

NEWS                                  RE:       RELIANCE ACCEPTANCE GROUP, INC.
BULLETIN                                        400 North Loop 1604 East
                                                San Antonio, Texas
                                                (210) 402-5910
FROM:                                           NASDAQ: RACC
FRB
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The Financial Relations Board Inc.

FOR FURTHER INFORMATION:

        AT RELIANCE:            AT THE FINANCIAL RELATIONS BOARD:
        James Kaplan            Jeff Wescott    Bess Gallanis
        General Counsel         General Info.   Media Inq.
        (312) 214-4930          (312) 640-6732  (312) 640-6737

FOR IMMEDIATE RELEASE

                      RELIANCE ACCEPTANCE GROUP COMPLETES
                       DIVESTITURE OF COLE TAYLOR BANK

San Antonio, Texas, February 12, 1997 - Reliance Acceptance Group, Inc. (formerly Cole Taylor Financial Group, Inc.) announced the completion of the divestiture of its Cole Taylor Bank and at CT Mortgage subsidiaries. Immediately following the divestiture, the Company changed its name from Cole Taylor Financial Group, Inc. to Reliance Acceptance Group, Inc. Beginning tomorrow, its shares will trade on Nasdaq under the new symbol of RACC.

     No action is required by Cole Taylor shareholders, as "old" Cole Taylor Financial Group, Inc. stock certificates represent the same number of shares of the renamed company, Reliance Acceptance Group, Inc. All future corporate communications will use the new corporate name.

     As a result of the divestiture, Reliance Acceptance Group, Inc. has reduced the number of outstanding common shares by 4,500,000 shares, and its equity capital exceeds $100 million. Reliance Acceptance Group, Inc. is the parent of Reliance Acceptance Corporation, a specialty finance company operating 53 branch offices in 16 states.

 For more information on Reliance Acceptance Group, Inc. via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code 199.

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